Exhibit 99.1
Kaiser Aluminum Corporation Reports First Quarter 2016 Financial Results

First Quarter 2016 Highlights:

•	Net Sales $343 Million; Value Added Revenue Up 7% to $211 Million

•	Operating Income $45 Million; Adjusted EBITDA $55 Million Up 20%; EBITDA Margin 26%

•	Strong Aerospace/High Strength and Automotive Sales

•	Continued Improvement in Underlying Manufacturing Cost Efficiency

FOOTHILL RANCH, Calif., April 20, 2016 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced first quarter 2016 results, reporting net income of $26 million, or $1.44 earnings per diluted share, compared to a net loss and loss per diluted share of $292 million, or $16.85, for the first quarter 2015. The net loss reported in the prior year period reflected a $308 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association ("Union VEBA") from the Company's consolidated balance sheet. Excluding the impact of non-run-rate items, adjusted net income was $28 million, or $1.51 per diluted share, for the first quarter 2016, compared to adjusted net income of $18 million, or $1.01 per diluted share, for the first quarter 2015.

Value added revenue increased 7%, or approximately $14 million, to $211 million in the first quarter 2016 compared to the prior year first quarter. Strong sales for aerospace and automotive extrusion applications drove the increase in value added revenue. Previous investments at the Company’s Spokane, Washington facility (“Trentwood”) and across its automotive manufacturing platform to expand capacity and enhance overall throughput facilitated the year-over-year growth in value added revenue.

Adjusted consolidated EBITDA was $55 million, or 26% of value added revenue, for the first quarter 2016, compared to $46 million, or 23% of value added revenue, for the prior year period. The approximately $9 million, or 20% increase in adjusted consolidated EBITDA reflected a favorable sales impact of $13 million partially offset by $2 million of higher major maintenance expense. Higher overhead costs related to growth in the Company’s served markets were largely offset by improved underlying manufacturing cost efficiencies.

First Quarter Summary

"First quarter 2016 results continued the strong sales trends for our aerospace and automotive applications as well as improving underlying manufacturing cost efficiencies,” said Jack A. Hockema, CEO and Chairman. “Value added revenue for our aerospace and high strength applications reflected solid aerospace plate shipments and, as we had anticipated, a recovery in sales of our long products following the unexpected fourth quarter destocking. The increase in value added revenue for our automotive extrusions was driven by higher shipments for growing chassis and structural applications which more than offset lower shipments for bumper systems as older programs rolled off in advance of new program launches later in the year. Value added prices and margins reflected price increases implemented in 2015 and lower contained metal costs not passed through on certain higher value added products. As anticipated, import pressure on our general engineering plate prices had a negative impact of approximately $1 million compared to the second half of 2015.

“In addition to growth in value added revenue, we continued to realize manufacturing efficiencies and throughput benefits from the investment in our Phase 5 heat treat plate expansion and the new casting complex at our Trentwood facility. While there are further benefits yet to be realized from these and other previous investments, the $150 million multi-year investment program at Trentwood is anticipated to provide further cost efficiency improvement and additional capacity as the first tranche of investments comes on line in early 2018. As anticipated, we continue to experience inefficiencies related to the rapid sales growth in our automotive applications, however, compared to the second half of 2015, underlying cost efficiency improved across our automotive platform in the first quarter 2016. In addition, favorable market dynamics for scrap raw materials provided a modest cost benefit in the quarter,” said Mr. Hockema.

First Quarter 2016 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly
	1Q16	4Q15	3Q15	2Q15	1Q15

Shipments (millions of lbs)	159	147	151	160	158

Net sales	$343	$317	$336	$367	$372
Less hedged cost of alloyed metal[1]	$(133)	$(127)	$(137)	$(164)	$(175)
Value added revenue	$211	$190	$199	$203	$197

Realized price per pound ($/lb)
Net sales	$2.15	$2.15	$2.24	$2.30	$2.35
Less hedged cost of alloyed metal	$(0.83)	$(0.86)	$(0.92)	$(1.03)	$(1.10)
Value added revenue	$1.32	$1.29	$1.32	$1.27	$1.25

Adjusted[2]
Operating income	$47	$31	$37	$44	$38
EBITDA[3]	$55	$40	$45	$52	$46
EBITDA margin[4]	26.2%	20.8%	22.6%	25.8%	23.3%
Net income	$28	$11	$19	$23	$18
EPS, diluted[5]	$1.51	$0.60	$1.07	$1.27	$1.01

As reported
Operating income (loss)	$45	$35	$41	$37	$(459)
Net income (loss)	$26	$13	$22	$20	$(292)
EPS, diluted[5]	$1.44	$0.73	$1.21	$1.11	$(16.85)

[1]
Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

2    Adjusted numbers exclude non-run-rate items (refer to Reconciliation of Non-GAAP Measures).
3    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
4    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
5    Diluted shares for EPS calculated using treasury method.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

First Quarter 2016

Consolidated operating income excluding the impact of non-run-rate items was $47 million in the first quarter 2016, a $9 million or 23% improvement compared to $38 million in the prior year quarter, reflecting the impact of favorable sales mix and margins and improving manufacturing cost efficiencies, partially offset by higher overhead costs, major maintenance and depreciation expense. Included in the first quarter 2016 non-run-rate items was a $5 million lower-of-cost-or market inventory adjustment due to the decline in net realizable value during the quarter.

Consolidated operating income was $45 million in the first quarter 2016 compared to a consolidated operating loss of $459 million in first quarter 2015, which included approximately $497 million of non-run-rate losses, primarily associated with the removal of the Union VEBA assets and associated liabilities.

Cash Flow and Balance Sheet

During the quarter, in addition to funding normal business operations, the Company returned $15 million to shareholders through quarterly dividends and share repurchases. Additional uses of cash during the quarter included the annual variable contributions to the Union VEBA and Salaried VEBA totaling approximately $20 million and capital expenditures of approximately $26 million.

The Company estimates capital spending for the year will be at the upper end of the previously discussed range of $60 to $80 million with investments primarily focused on additional capacity to support growth in automotive extrusions and the multi-year project at the Company’s Trentwood facility to further advance cost efficiency and product quality, along with ongoing sustaining capital investments. As of March 31, 2016, total cash and cash equivalents and short-term investments were approximately $81 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million.

2016 Outlook

“While beginning the year with strong first quarter results is encouraging, our full year outlook remains unchanged. Overall, we anticipate a 3-5% year-over-year increase in our total value added revenue driven primarily by sales growth in our aerospace and automotive applications,” said Mr. Hockema. “We also reiterate our outlook for approximately 5% growth in value added revenue for our aerospace and high strength applications, approximately 10% growth in value added revenue for automotive extrusions and relatively flat demand for our general engineering and industrial applications. Year-over-year improvement in adjusted EBITDA and EBITDA margin is expected to be driven by higher sales volume, increased operating leverage, solid sales margins and continued improvement in manufacturing efficiencies. Import pressure on general engineering plate is expected to continue to negatively impact sales prices and margins through 2016."

Three-Year Outlook

“We are also reiterating our three-year outlook based upon demand drivers and related growth opportunities for each of our served markets,” said Mr. Hockema. “Overall, we anticipate approximately 5% compound annual demand growth in our aerospace and high strength served markets of over the next three years, driven primarily by increasing airframe build rates supported by a strong 9-year order backlog, larger airframes and the continued conversion to monolithic design. For other aerospace applications such as regional, business and military jets, we continue to expect slower overall growth, and for high strength products used in other industrial applications we anticipate little to no growth due to the weakness in the U.S. manufacturing economy.

“We remain optimistic about the prospects for continued growth in aluminum extrusion content in vehicles. Demand for our automotive extrusions is driven by mature applications, including anti-lock braking systems and drivetrain components, as well as growing applications that include chassis, structural components and crash management systems. Overall, we anticipate approximately 6% compound annual demand growth for our served automotive markets over the next three years, driven by approximately 1% growth in North American build rates and approximately 5% content growth,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 21, 2016, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2016 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 523-1225, and accessed internationally at (719) 785-1753. A link to the simultaneous webcast can be accessed on the Company's website at

http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong secular demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) the Company’s ability to successfully execute planned preventive maintenance projects and sustaining capital investments; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (g) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (h) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2015. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (UNAUDITED)(1)

	Quarter Ended
	March 31,
	2016	2015
	(In millions of dollars, except share and per share amounts)
Net sales	$343.2	$371.7
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	262.0	302.3
Lower of cost or market inventory write-down	4.9	—
Unrealized (gain) loss on derivative instruments	(4.0)	4.5
Depreciation and amortization	8.7	8.0
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	26.1	22.7
Net periodic postretirement benefit cost relating to Salaried VEBA	0.8	0.6
(Gain) loss on removal of Union VEBA net assets	(0.1)	492.2
Total selling, general, administrative, research and development	26.8	515.5
Total costs and expenses	298.4	830.3
Operating income (loss)	44.8	(458.6)
Other (expense) income:
Interest expense	(3.7)	(9.8)
Other income, net	0.3	0.4
Income (loss) before income taxes	41.4	(468.0)
Income tax (provision) benefit	(15.1)	175.8
Net income (loss)	$26.3	$(292.2)

Net income (loss) per common share:
Basic	$1.47	$(16.85)
Diluted[2]	$1.44	$(16.85)
Weighted-average number of common shares outstanding (in thousands):
Basic	17,864	17,344
Diluted[2]	18,200	17,344

Dividends declared per common share	$0.45	$0.40

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2016 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)(1)

	March 31, 2016	December 31, 2015
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$70.7	$72.5
Short-term investments	10.0	30.0
Receivables:
Trade receivables – net	138.8	116.7
Other	8.6	6.1
Inventories	210.6	219.6
Prepaid expenses and other current assets	9.1	56.7
Total current assets	447.8	501.6
Property, plant and equipment – net	504.5	495.4
Deferred tax assets – net	197.5	163.3
Intangible assets – net	30.1	30.5
Goodwill	37.2	37.2
Other assets	19.5	19.6
Total	$1,236.6	$1,247.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$70.2	$76.7
Accrued salaries, wages and related expenses	33.9	39.8
Other accrued liabilities	56.5	52.7
Short-term capital leases	0.1	0.1
Total current liabilities	160.7	169.3
Net liabilities of Salaried VEBA	18.7	19.0
Deferred tax liabilities	2.1	2.1
Long-term liabilities	72.5	87.5
Long-term debt	194.8	194.6
Total liabilities	448.8	472.5
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2016 and December 31, 2015; no shares were issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2016 and at December 31, 2015; 22,307,219 shares issued and 17,986,521 shares outstanding at March 31, 2016; 22,291,180 shares issued and 18,053,747 shares outstanding at December 31, 2015	0.2	0.2
Additional paid in capital	1,037.2	1,037.3
Retained earnings	34.1	15.8
Treasury stock, at cost, 4,320,698 shares at March 31, 2016 and 4,237,433 shares at December 31, 2015, respectively	(252.9)	(246.5)
Accumulated other comprehensive loss	(30.8)	(31.7)
Total stockholders' equity	787.8	775.1
Total	$1,236.6	$1,247.6
1     Please refer to Form 10-K for the year ended December 31, 2015 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarterly
	1Q16	4Q15	3Q15	2Q15	1Q15

GAAP net income (loss)	$26.3	$13.3	$22.1	$20.2	$(292.2)
Interest expense	(3.7)	(4.2)	(4.9)	(5.2)	(9.8)
Other income (expense), net	0.3	(1.7)	(0.9)	0.4	0.4
Income tax (provision) benefit	(15.1)	(16.0)	(12.6)	(12.0)	175.8
GAAP operating income (loss)	44.8	35.2	40.5	37.0	(458.6)
Mark-to-market (gains) losses	(4.0)	(4.3)	1.7	1.5	4.5
Union VEBA related NRR (gains) losses [1]	(0.1)	2.5	(2.9)	1.6	492.2
Other operating NRR (gains) losses [2,3]	5.9	(2.1)	(2.3)	4.2	(0.2)
Operating income, excluding operating NRR items	46.6	31.3	37.0	44.3	37.9
Depreciation and Amortization	8.7	8.2	8.1	8.1	8.0
Adjusted EBITDA [4]	$55.3	$39.5	$45.1	$52.4	$45.9

GAAP net income (loss)	$26.3	$13.3	$22.1	$20.2	$(292.2)
Operating NRR Items	1.8	(3.9)	(3.5)	7.3	496.5
Tax impact of above NRR Items	(0.6)	(0.4)	1.5	(2.6)	(184.5)
NRR tax (benefit) charge	—	1.8	(0.7)	(1.8)	(1.5)
Adjusted net income	$27.5	$10.8	$19.4	$23.1	$18.3

GAAP earnings (losses) per diluted share [5]	$1.44	$0.73	$1.21	$1.11	$(16.85)
Adjusted earnings per diluted share [5]	$1.51	$0.60	$1.07	$1.27	$1.01

1	Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments.

2
Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, and workers' compensation cost (benefit) due to discounting.

3	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

4	Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization

5	Diluted shares for EPS calculated using treasury method.